Exhibit 99.1



             Cascade Natural Gas Corporation Announces
          Fiscal 2006 Fourth Quarter and Full Year Earnings


    SEATTLE--(BUSINESS WIRE)--Nov. 15, 2006--Cascade Natural Gas Corporation (NYSE:CGC) reported fiscal 2006 earnings of $12.5 million, equivalent to $1.09 per share, compared to $9.2 million, or $0.82 per share, for fiscal 2005. For the fourth quarter, the Company reported a seasonal loss of $4 million equivalent to $0.35 per share compared to a seasonal loss of $3.6 million, or $0.32 per share in fiscal 2005.

    The Company earlier provided earnings guidance in the range of $1.12-$1.16, excluding fourth quarter merger related expenses. For comparison, when adjusted for fourth quarter merger related expenses of $2.1 million our full year earnings would have been $1.26 per share. The primary reasons for the difference were increased margins, lower operating expenses and interest from an income tax refund during the fourth quarter that was expected in the first quarter of fiscal 2007.

    Financial and Operating Highlights

    Operating Margins

    Full year total operating margin (revenue minus gas costs and revenue taxes) increased by $6.3 million compared to the prior year.

    Residential and commercial margins increased by $6.7 million for the year. Customer growth at 4.5%, with the addition of over 10,000 new customers, contributed $2.9 million to margins, while higher average consumption improved margins by $1.8 million. With cooler weather, average residential and commercial consumption increased by 2.9% and 5.4%, respectively. When measured in degree-days, this fiscal year was 10% cooler than the prior year. The difference between the consumption rates and the weather is attributed to weatherization efforts and curtailment resulting from the significant gas cost increases occurring nationwide early in the fiscal year. Miscellaneous services provided $0.8 million, and accrued revenues relating to the May 2006 implementation of weather and conservation decoupling in Oregon added $0.3 million. Changes relating to the treatment of Oregon gas cost differentials increased the reported margin by $879,000 when compared to fiscal 2005.

    Margins from sales to electric generation plants increased by $1.4 million, primarily due to two contract settlements totaling $1 million. Industrial margins were flat compared to the prior year.

    Gas Management margins were $162,000 higher this year than last. This was offset by an increase in unfavorable mark-to-market adjustments of $398,000 recorded in fiscal 2006 over the prior year.

    Operating margins reflect $548,000 in accrued Oregon Earnings Sharing reported for the fiscal year, compared to last year's reversal of $525,000 in accrued sharing. An April agreement to institute weather and conservation decoupling reduced the target rate of return for when sharing is required with our Oregon customers. Together, these adversely impacted the year-to-year comparison by $1.1 million.

    For the fourth quarter, residential and commercial operating margins were up $1.3 million compared to the same quarter in fiscal 2005. This was due to changes instituted at the beginning of the year in the tariff-related assignment of annual Oregon demand charges between fiscal quarters as well as additional net residential and commercial margins. Changes in margins from other areas of our business were minor and offsetting.

    Cost of Operations, Interest & Other, and Income Tax

    Full year cost of operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) increased by $780,000 compared to fiscal year 2005. Net of merger related costs of $2.7 million; full year cost of operations was $1.9 million lower. Favorable items include $2.4 million in transition costs recognized in fiscal 2005 and another $2.2 million in reduced spending across a broad range of operating costs. Offsetting these savings was a $1.5 million reduction in capitalized expenses, an increase of $741,000 in bad debt expense due to higher customer bills, and increased depreciation of $587,000.

    An $801,000 reduction in net interest cost is primarily the result of interest income recognized with the receipt of two income tax refunds.

    In the fourth quarter, cost of operations increased by $1 million compared to the same quarter in fiscal 2005. Primary drivers were $2.1 million in fourth quarter costs related to the merger and $1.3 million in one-time charges for organization changes in the same quarter of fiscal 2005.

    The Company's effective income tax rate rose from 37.9% last year to 41.2% this year due to the treatment of certain merger related costs.

    Capital Spending and Funding of Operations

    Capital spending in fiscal 2006 was $16 million, a $12 million reduction from fiscal 2005.

    During fiscal 2006, the company reduced debt by $13.2 million and increased its cash position by $7.5 million. This was achieved as a result of improved operating results, tight controls on capital spending and a reduction of deferred gas costs. No notes were retired and no new debt was issued in fiscal 2006. We had one outstanding note obligation of $8 million due on October 2, 2006, which was paid in full with cash generated during fiscal 2006.

    Dividends and Other

    The Company previously announced its declaration of a regular quarterly cash dividend of $0.24 per common share, payable November 15, 2006 to shareholders of record at October 31, 2006.

    As previously announced, on July 8, 2006, the Company entered into a definitive merger agreement with MDU Resources Group, Inc. Under terms of the agreement, MDU Resources will acquire the Company for $26.50 per share in cash. On October 27, 2006, the shareholders approved the merger agreement at a special shareholders meeting. The Hart-Scott-Rodino federal anti-trust application and the merger docket applications for the states of Washington and Oregon have all been filed.

    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 236,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

    Forward Looking Statements

    The Company's discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance. The disclaimers under the caption "Forward-Looking Statements", included in the Company's Quarterly Report on Form 10-Q filed on August 7, 2006 for the quarter ended June 30, 2006, apply in their entirety to all forward-looking statements contained in this report.


                   Cascade Natural Gas Corporation
     Financial Highlights - (Thousands, except per share amounts)
                      Fourth Quarter Fiscal 2006


                                     Fiscal Year 2006
                      -----------------------------------------------

                                Three Months Ended
                      -------------------------------------
                                                            Year to
                       Dec 31    Mar 31    Jun 30   Sep 30     Date
                      --------- --------- -------- -------- ---------

Revenues              $158,632  $162,796  $76,400  $57,000  $454,828
Operating Margin        30,791    33,231   18,398   15,639    98,059
Cost of Operations      15,042    16,060   16,870   18,091    66,063
                      --------- --------- -------- -------- ---------

Operating Income
 (Loss)                 15,749    17,171    1,528   (2,452)   31,996
Interest and Other       2,972     2,884    2,142    2,754    10,752
Income Taxes             4,737     5,301      (87)  (1,196)    8,755
                      --------- --------- -------- -------- ---------

Net Income (Loss)       $8,040    $8,986    $(527) $(4,010)  $12,489

Common Shares
 Outstanding:
  End of Period         11,439    11,471   11,499   11,506    11,506
  Average               11,428    11,455   11,487   11,504    11,468

Earnings (Loss) Per
 Share
  Basic and diluted      $0.70     $0.78   $(0.05)  $(0.35)    $1.09

Dividends Paid per
 share                   $0.24     $0.24    $0.24    $0.24     $0.96

Capital Expenditures
 (net)                  $3,756    $4,306   $4,421   $3,535   $16,018

Book Value Per Share    $10.88    $11.40   $11.14   $10.61    $10.61

Market Closing Price    $19.51    $19.70   $21.09   $26.09    $26.09

Active Customers (End
 of Period)                235       238      236      236       236

Gas Deliveries
 (Therms):
  Residential &
   Commercial           95,682    97,231   40,346   22,978   256,237
  Industrial & Other   230,396   211,874  129,967  246,564   818,801

Degree Days
  5-Year Average         2,106     2,299      925      278     5,608
  Actual                 2,250     2,269      900      268     5,687

Colder (warmer) than
 5-year avg.                 7%      (1%)     (3%)     (4%)        1%

Colder (warmer) than
 prior year                 16%        2%      17%      19%       10%


                                      Fiscal Year 2005
                      ------------------------------------------------

                                Three Months Ended
                      --------------------------------------   Year
                                                               ended
                        Dec 31    Mar 31    Jun 30   Sep 30   Sep 30
                      ---------- --------- -------- -------- ---------

Revenues               $104,613  $117,711  $56,315  $47,861  $326,500
Operating Margin         28,922    30,842   17,674   14,277    91,715
Cost of Operations       15,584    16,245   16,412   17,042    65,283
                      ---------- --------- -------- -------- ---------

Operating Income
 (Loss)                  13,338    14,597    1,262   (2,765)   26,432
Interest and Other        2,894     2,976    2,891    2,792    11,553
Income Taxes              3,812     4,269     (502)  (1,947)    5,632
                      ---------- --------- -------- -------- ---------

Net Income (Loss)        $6,632    $7,352  $(1,127) $(3,610)   $9,247

Common Shares
 Outstanding:
  End of Period          11,292    11,338   11,384   11,413    11,413
  Average                11,279    11,312   11,367   11,396    11,339

Earnings (Loss) Per
 Share
  Basic and diluted       $0.59     $0.65   $(0.10)  $(0.32)    $0.82

Dividends Paid per
 share                    $0.24     $0.24    $0.24    $0.24     $0.96

Capital Expenditures
 (net)                   $7,770    $7,759   $6,038   $6,444   $28,011

Book Value Per Share     $10.89    $11.32   $10.99   $10.39    $10.39

Market Closing Price     $21.20    $19.96   $20.50   $21.77    $21.77

Active Customers (End
 of Period)                 225       228      225      227       227

Gas Deliveries
 (Therms):
  Residential &
   Commercial            82,643    92,637   39,632   22,843   237,755
  Industrial & Other    227,779   228,890  176,178  211,305   844,152

Degree Days
  5-Year Average          2,091     2,271      806      212     5,380
  Actual                  1,945     2,230      769      226     5,170

Colder (warmer) than
 5-year avg.                (7%)      (2%)     (5%)       7%      (4%)

Colder (warmer) than
 prior year                 (8%)      (1%)      16%      15%      (1%)



    CONTACT: Cascade Natural Gas Corporation
             Matt McArthur, 800/786-2528